EXHIBIT 4(n)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102

                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is made a part of your Annuity.

Your Annuity is amended at your request so that it may qualify as a Roth Individual Retirement Annuity ("Roth IRA") under Section 408A of the Internal Revenue Code, as amended (the "Code"). If the terms of this Endorsement conflict with the Annuity (including any schedules, endorsements, riders or amendments that are made a part of your Annuity), the provisions of this Endorsement shall control. This Endorsement contains numerous references to various Code sections, Treasury Regulations and Internal Revenue Service ("IRS") rulings and notices. Such references are subject to change and this Endorsement will follow the most current guidelines. Capitalized terms are as defined in the Annuity or this Endorsement. Any reference to specific limits, definitions, or tables under the Code or Treasury Regulations shall include any applicable successor or replacement limit, definition, or table. We may amend your Annuity or this Endorsement to comply with applicable tax requirements. Your consent to any such changes will be sought only if required by the state in which the Annuity was issued. Should you not consent to such changes, you may not continue the Annuity as a Roth IRA. This Endorsement supersedes any previous Roth IRA Endorsement that may have been provided with your Annuity. Your Annuity and this Endorsement do not constitute a plan document.

Should you exercise the Right to Cancel provision of your Annuity within seven
(7) days after you receive your Annuity, you will receive a refund. The refund will be equal to the greater of: (1) a full refund of the Purchase Payment and
(2) the current Account Value of the Annuity. After seven (7) days, the terms of your right to cancel will revert back to the terms of the Right to Cancel provision of your Annuity. Please refer to the Right to Cancel provision of your Annuity for additional information.

Exclusive Benefit - The Annuity is established for the exclusive benefit of you and any Beneficiary.

Designated Beneficiary - Designated Beneficiary shall have the meaning provided under the Code and any applicable regulations.

Owner/Participant - The term "Owner" may be referred to as "Participant" in your Annuity. Except where otherwise indicated or required by law, references to "you" or "your" in this Endorsement shall be understood to mean the IRA Owner or a surviving Spouse that elects to treat the Annuity as his or her own IRA.

Prohibition of Loans - Loans are not available. Any loan provision of your Annuity of which this Endorsement is made a part is hereby deleted.

Code and Other Restrictions:

1. Restrictions on Designations - The Roth IRA Owner is an individual who is the sole Owner, the Annuitant, and a measuring life. These designations may not be changed except as permitted by law. The Roth IRA Owner may name a Contingent Annuitant only where the Contingent Annuitant is also the Designated Beneficiary.

2. Nontransferability - This Annuity may not be sold, transferred, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Pruco Life Insurance Company of New Jersey. This Annuity is not transferable. The requirements of this section shall not be deemed to preclude a transfer under a "qualified domestic relations order" within the meaning of Code section 414(p).

3. Nonforfeitability - Your interest in the Annuity, and that of any Beneficiary following your death, may not be forfeited.

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4.   Annuity Option - If you choose an annuity option, it must provide payments that will at least equal the required minimum distributions under the Code. The distribution period chosen cannot exceed the periods specified in section 1.401(a)(9)-6T and 1.408A-6, Q&A 14 and any applicable successor regulations or IRS rulings and notices.

     After the Roth IRA Owner's death, all payments made under an annuity option providing payments based on joint lives must be made to the surviving measuring life while the surviving measuring life is alive.

Contributions

1. Maximum Permissible Amount - Except in the case of a qualified rollover contribution or a recharacterization (as defined in paragraph (6) below), no contribution to the Annuity will be accepted unless it is in cash and the total of such contributions to all your Roth IRAs for a taxable year does not exceed the applicable amount (as defined in paragraph (2) below), or your compensation (as defined in paragraph (8) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or your compensation is referred to as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of
     Section 408(d)(3) of the Code, except the one-rollover-per-year rule of
     Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). Contributions may be limited under paragraphs (3), (4), and (5) below. No contributions will be accepted from a Designated Beneficiary under an inherited Roth IRA (other than a surviving Spouse that has elected to treat the Annuity as his or her own Roth IRA).

2.   Applicable Amount - The applicable amount is determined under paragraphs
     (2)(a) or (2)(b) below:

     (a) If you are under age 50, the applicable amount is $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

     (b) If you are age 50 or older, the applicable amount is $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

          After 2008, the limits in paragraphs (2)(a) and (2)(b) above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

3. Regular Contribution Limit - If paragraphs (3)(a) and/or (3)(b) below apply, the maximum regular contribution that can be made to all of your Roth IRAs for a taxable year is the smaller amount determined under paragraphs (3)(a) or (3)(b).

     (a) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph (7) below) in accordance with the following table:

               ---------------------------- --------------------- ------------------------ ---------------------
                         Filing                     Full              Phase-Out Range               No
                         Status                 Contribution           Modified AGI            Contribution
               ---------------------------- --------------------- ------------------------ ---------------------
               Single or                      $95,000 or less       Between $95,000 and      $110,000 or more
               Head of Household                                         $110,000

               ---------------------------- --------------------- ------------------------ ---------------------

               Joint Return or Qualifying     $150,000 or less     Between $150,000 and      $160,000 or more
               Widow(er)                                                 $160,000
               ---------------------------- --------------------- ------------------------ ---------------------

               Married-                              $0           Between $0 and $10,000     $10,000 or more
               Separate Return
               ---------------------------- --------------------- ------------------------ ---------------------

     If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

     (b) If you make regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all of your Roth IRAs for that taxable year is reduced by the regular contributions made to your nonRoth IRAs for the taxable year.

4. Qualified Rollover Contribution Limit - A rollover from a nonRoth IRA cannot be made to this Roth IRA if, for the year the amount is distributed from the nonRoth IRA, (a) you are married and file a separate return, (b) you are not married and have modified AGI in excess of $100,000, or (c) you are married and together you and the your Spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

5. SIMPLE IRA Limits -No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

6. Recharacterization - A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Treasury Regulation section 1.408A-5 as a regular contribution to this Roth IRA, subject to the limits in paragraph 3 above.

7. Modified AGI - For purposes of paragraphs (3) and (4) above, your modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) of the Code and does not include any amount included in adjusted gross income as a result of a rollover from a nonRoth IRA (a "conversion").

8. Compensation - For purposes of paragraph (1) above, your compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in your gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. If you are a married individual filing a joint return, the greater compensation of your Spouse is treated as your own compensation, but only to the extent that your Spouse's compensation is not being used for purposes of your Spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

Refund of Contributions - Any refund of contributions (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future contributions or the purchase of additional benefits.

Distributions Prior to the Death of the Owner - No amount is required to be distributed prior to your death.

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Distributions On or After the Death of the Owner

1. In General - Post-death required minimum distributions shall be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(5) of the Code, and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under paragraph (3)) must satisfy the requirements of Section 408(a)(6) of the Code, as modified by Section 408A(c)(5) of the Code, and the Treasury Regulations thereunder, rather than the distribution rules in paragraphs (2), (3), (4), and (5) below. Required minimum distributions must be calculated separately for each Roth IRA. However, your Beneficiary may satisfy the minimum distribution requirements under the applicable sections of the Code by receiving a distribution from one Roth IRA that is equal to the amount required to satisfy the minimum distribution requirements for other Roth IRAs that the Beneficiary inherited from you. We calculate required minimum distributions only with respect to this Annuity. Minimum distributions may be paid out on a monthly, quarterly, semi-annual or annual basis. Minimum distributions must be made in intervals of no longer than one year.

                    Each Minimum Distribution will be taken from the allocation options you select. Your selection may be subject to any investment and/or withdrawal limitations applicable to any benefit or program in which you participate under the Annuity. However, the portion of any Minimum Distribution that can be taken from any Fixed Rate Options or MVA Options may not exceed the then current ratio between your Account Value in all Fixed Rate Options or MVA Options you maintain and your total Account Value. The liquidity factor in the MVA formula shown in your Annuity is not applied to any portion of Minimum Distributions taken from MVA Options.

     No contingent deferred sales charge is assessed against amounts withdrawn as part of a program designed to distribute Minimum Distributions over your life or life expectancy, but only to the extent of the Minimum Distribution required to be distributed from your Annuity at the time it is taken. The contingent deferred sales charge may apply to additional amounts withdrawn to meet Minimum Distribution requirements in relation to other retirement programs you may maintain.

     Amounts withdrawn as Minimum Distributions are considered to come first from the amounts available as a free withdrawal as of the date of the yearly calculation of the Minimum Distribution amount. Minimum Distributions over that amount to meet the requirements based on your Annuity are not deemed to be a liquidation of Purchase Payments.

2. Required Minimum Distributions After Death - Upon your death, your entire interest will be distributed at least as rapidly as follows:

     (a) If your Designated Beneficiary is someone other than your surviving Spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your Designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death, or, if elected, in accordance with paragraph (2)(c) below.

     (b) If your sole Designated Beneficiary is your surviving Spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such Spouse's life, or, if elected, in accordance with paragraph (2)(c) below. If your surviving Spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the Spouse's death, over the Spouse's Designated Beneficiary's remaining life expectancy determined using such Designated Beneficiary's age as of his or her birthday in the year following the death of the Spouse, or, if elected, will be distributed in accordance with paragraph (2)(c) below. If the surviving Spouse dies after required distributions are required to begin, any remaining interest will be distributed over the Spouse's remaining life expectancy determined using the Spouse's age as of his or her birthday in the year of the Spouse's death.

     (c) If there is no Designated Beneficiary, or if applicable by operation of paragraphs (2)(a) or (2)(b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your Spouse's death in the case of the surviving Spouse's death before distributions are required to begin under paragraph (2)(b) above).

     (d) Life expectancy is determined using the Single Life Table in Treasury Regulation section 1.401(a)(9)-9, Q&A 1. If distributions are being made to a surviving Spouse as the sole Designated Beneficiary, such Spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such Spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (2)(a) or (b) and reduced by 1 for each subsequent year.

     You may elect the method. If no choice is made, the Beneficiary may make the election. Except as provided in paragraph (5) below, if no election is made on or before December 31 of the calendar year immediately following the calendar year of your death, the amount to be distributed will be payable immediately thereafter pursuant to paragraph (2)(c).

3. "Interest" Defined - The "interest" in the Roth IRA includes the amount of any outstanding rollover, transfer and recharacterization under Treasury Regulation section 1.408-8, Q&A 7 and Q&A 8 and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits, unless otherwise provided by applicable federal tax law.

4.   Commencement of Benefits for Surviving Spouses - For purposes of paragraph
     (2)(b) above, required distributions are considered to commence on the date distributions are required to begin to your surviving Spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation 1.401(a)(9)-6T and any applicable IRS rulings and notices, then required distributions are considered to commence on the annuity starting date.

5. Surviving Spouse - Taking the IRA as His/Her Own -If the sole Designated Beneficiary is your surviving Spouse, your Spouse may elect to treat the Roth IRA as his or her own Roth IRA provided the Spouse meets the requirements of the terms of the Annuity. Except as may be required by law, all provisions of the Annuity that do not specifically terminate upon your death will then be applied to the Spouse. This election will be deemed to have been made if such surviving Spouse makes a contribution to the Roth IRA or fails to take required distributions as a Beneficiary.

6. Inherited Roth IRA transferred from another Roth IRA provider - If this Annuity is an inherited Roth IRA that has been transferred by the Designated Beneficiary from another annuity provider, distributions will be made to the Designated Beneficiary (or any successor Beneficiary if applicable upon the death of the Designated Beneficiary) in accordance with these provisions governing distributions upon or after the death of the Owner. For this purpose, the original owner of the inherited Roth IRA will be treated as the Roth IRA Owner in applying these provisions. This subsection shall not apply if the Designated Beneficiary is a surviving Spouse that has elected to treat the Annuity as his or her own Roth IRA.

Annual Reports - We shall furnish annual calendar year reports concerning the status of the Roth IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                             /s/ CLIFFORD E. KIRSCH
                      [__________________________________]
                                    Secretary